Exhibit 99.1

red violet Announces Third Quarter 2021 Financial Results

Record Revenue of $11.7 Million Fuels Strong Profitability and Net Income of $1.3 Million

BOCA RATON, Fla. – November 9, 2021 – Red Violet, Inc. (NASDAQ: RDVT), a leading analytics and information solutions provider, today announced financial results for the quarter ended September 30, 2021.

“In a quarter that demonstrates our laser focus on being the leader in Identity, red violet delivered its best quarter ever with revenue of $11.7 million, net income of $1.3 million, our first quarter of GAAP profitability without a one-time gain, and adjusted EBITDA of $3.6 million,” stated Derek Dubner, red violet’s CEO. “We are leveraging our competitive advantages while expanding our team and capabilities, creating new opportunities for accelerated growth in 2022 and beyond.”

Third Quarter Financial Results

For the three months ended September 30, 2021 as compared to the three months ended September 30, 2020:

•
Total revenue increased 26% to $11.7 million. Platform revenue increased 26% to $11.3 million. Services revenue increased 24% to $0.4 million.
•
Net income was $1.3 million compared to a loss of $0.9 million.
•
Adjusted EBITDA increased 73% to $3.6 million.
•
Gross profit increased 38% to $7.6 million. Gross margin increased to 65% from 59%.
•
Adjusted gross profit increased 35% to $8.9 million. Adjusted gross margin increased to 76% from 71%.
•
Generated $3.5 million in cash from operating activities in the third quarter.
•
Cash and cash equivalents were $13.4 million as of September 30, 2021.

Third Quarter and Recent Business Highlights

•
Achieved first quarter ever of GAAP profitability without a one-time gain, generating $1.3 million of net income, or $0.09 diluted earnings per share.
•
Launched our “Innovations in Identity” Advisory Board, comprised of industry luminaries and accomplished executives to provide strategic guidance in support of our expansion in current and new markets.
•
Added over 170 new customers to idiCORE™ during the third quarter, ending the quarter with 6,314 customers.
•
Added over 6,700 users to FOREWARN® during the third quarter, ending the quarter with 74,377 users. Over 165 REALTOR® Associations throughout the U.S. are now contracted to use FOREWARN.
•
Continued addition of thought leadership, including key strategic hires to lead expansion within the public sector and financial services.

Use of Non-GAAP Financial Measures

Management evaluates the financial performance of our business on a variety of key indicators, including non-GAAP metrics of adjusted EBITDA, adjusted EBITDA margin, adjusted gross profit and adjusted gross margin. Adjusted EBITDA is a financial measure equal to net income (loss), the most directly comparable financial measure based on US GAAP, excluding interest (income) expense, net, depreciation and amortization, share-based compensation expense, gain on extinguishment of debt, litigation costs and write-off of long-lived assets and others. We define adjusted EBITDA margin as adjusted EBITDA as a percentage of revenue. We define adjusted gross profit as revenue less cost of revenue (exclusive of depreciation and amortization), and adjusted gross margin as adjusted gross profit as a percentage of revenue.

Conference Call

In conjunction with this release, red violet will host a conference call and webcast today at 4:30pm ET to discuss its quarterly results and provide a business update. To listen to the call, please dial (877) 665-6635 for domestic callers or (602) 563-8608 for international callers, using the passcode 6919908. To access the live audio webcast, visit the Investors section of the red violet website at www.redviolet.com. Please login at least 15 minutes prior to the start of the call to ensure adequate time for any downloads that may be required. Following the completion of the conference call, a replay will be available for approximately one week by dialing (855) 859-2056 or (404) 537-3406 with the replay passcode 6919908. An archived webcast of the conference call will be available on the Investors section of the red violet website at www.redviolet.com.

About red violet®

At red violet, we build proprietary technologies and apply analytical capabilities to deliver identity intelligence. Our technology powers critical solutions, which empower organizations to operate with confidence. Our solutions enable the real-time identification and location of people, businesses, assets and their interrelationships. These solutions are used for purposes including risk mitigation, due diligence, fraud detection and prevention, regulatory compliance, and customer acquisition. Our intelligent platform, CORE™, is purpose-built for the enterprise, yet flexible enough for organizations of all sizes, bringing clarity to massive datasets by transforming data into intelligence. Our solutions are used today to enable frictionless commerce, to ensure safety, and to reduce fraud and the concomitant expense borne by society. For more information, please visit www.redviolet.com.

FORWARD-LOOKING STATEMENTS

This press release contains "forward-looking statements," as that term is defined under the Private Securities Litigation Reform Act of 1995 (PSLRA), which statements may be identified by words such as "expects," "plans," "projects," "will," "may," "anticipate," "believes," "should," "intends," "estimates," and other words of similar meaning. Such forward looking statements are subject to risks and uncertainties that are often difficult to predict, are beyond our control and which may cause results to differ materially from expectations, including whether leveraging our competitive advantages while expanding our team and capabilities will create new opportunities for accelerated growth in 2022 and beyond. Readers are cautioned not to place undue reliance on these forward-looking statements, which are based on our expectations as of the date of this press release and speak only as of the date of this press release and are advised to consider the factors listed above together with the additional factors under the heading "Forward-Looking Statements" and "Risk Factors" in red violet's Form 10-K for the year ended December 31, 2020 filed on March 10, 2021, as may be supplemented or amended by the Company's other SEC filings. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by law.

RED VIOLET, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Amounts in thousands, except share data)

(unaudited)

	September 30, 2021	December 31, 2020
ASSETS:
Current assets:
Cash and cash equivalents	$13,397	$12,957
Accounts receivable, net of allowance for doubtful accounts of $17 and $38 as of September 30, 2021 and December 31, 2020, respectively	4,040	3,201
Prepaid expenses and other current assets	650	581
Total current assets	18,087	16,739
Property and equipment, net	587	558
Intangible assets, net	27,979	27,170
Goodwill	5,227	5,227
Right-of-use assets	1,790	2,161
Other noncurrent assets	137	139
Total assets	$53,807	$51,994
LIABILITIES AND SHAREHOLDERS' EQUITY:
Current liabilities:
Accounts payable	$1,366	$2,075
Accrued expenses and other current liabilities	746	1,458
Current portion of operating lease liabilities	600	552
Current portion of long-term loan	-	449
Deferred revenue	424	504
Total current liabilities	3,136	5,038
Noncurrent operating lease liabilities	1,452	1,908
Long-term loan	-	1,703
Total liabilities	4,588	8,649
Shareholders' equity:
Preferred stock—$0.001 par value, 10,000,000 shares authorized, and 0 shares issued and outstanding, as of September 30, 2021 and December 31, 2020	-	-
Common stock—$0.001 par value, 200,000,000 shares authorized, 12,863,024 and 12,167,327 shares issued and outstanding, as of September 30, 2021 and December 31, 2020	13	13
Additional paid-in capital	69,440	66,005
Accumulated deficit	(20,234)	(22,673)
Total shareholders' equity	49,219	43,345
Total liabilities and shareholders' equity	$53,807	$51,994

RED VIOLET, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Amounts in thousands, except share data)

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Revenue	$11,668	$9,267	$32,764	$25,623
Costs and expenses(1):
Cost of revenue (exclusive of depreciation and amortization)	2,787	2,703	8,268	8,582
Sales and marketing expenses	2,154	2,217	6,724	6,139
General and administrative expenses	4,127	4,147	13,567	12,844
Depreciation and amortization	1,345	1,118	3,933	3,020
Total costs and expenses	10,413	10,185	32,492	30,585
Income (loss) from operations	1,255	(918)	272	(4,962)
Interest income (expense), net	1	(7)	(8)	24
Gain on extinguishment of debt	-	-	2,175	-
Income (loss) before income taxes	1,256	(925)	2,439	(4,938)
Income taxes	-	-	-	-
Net income (loss)	$1,256	$(925)	$2,439	$(4,938)
Earnings (loss) per share:
Basic	$0.10	$(0.08)	$0.20	$(0.42)
Diluted	$0.09	$(0.08)	$0.19	$(0.42)
Weighted average number of shares outstanding:
Basic	12,741,723	12,072,716	12,408,152	11,758,907
Diluted	13,645,208	12,072,716	13,140,854	11,758,907

(1) Share-based compensation expense in each category:
Sales and marketing expenses	$103	$151	$417	$460
General and administrative expenses	883	1,702	4,780	5,956
Total	$986	$1,853	$5,197	$6,416

RED VIOLET, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Amounts in thousands)

(unaudited)

	Nine Months Ended September 30,
	2021	2020
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$2,439	$(4,938)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	3,933	3,020
Share-based compensation expense	5,197	6,416
Write-off of long-lived assets	24	117
Provision for bad debts	67	360
Noncash lease expenses	371	341
Interest expense	11	7
Gain on extinguishment of debt	(2,175)	-
Changes in assets and liabilities:
Accounts receivable	(906)	263
Prepaid expenses and other current assets	(69)	106
Other noncurrent assets	2	109
Accounts payable	(709)	61
Accrued expenses and other current liabilities	(700)	(803)
Deferred revenue	(80)	52
Operating lease liabilities	(408)	(362)
Net cash provided by operating activities	6,997	4,749
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment	(223)	(98)
Capitalized costs included in intangible assets	(3,549)	(4,310)
Net cash used in investing activities	(3,772)	(4,408)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from long-term loan	-	2,152
Taxes paid related to net share settlement of vesting of restricted stock units	(2,785)	(1,828)
Net cash (used in) provided by financing activities	(2,785)	324
Net increase in cash and cash equivalents	$440	$665
Cash and cash equivalents at beginning of period	12,957	11,776
Cash and cash equivalents at end of period	$13,397	$12,441
SUPPLEMENTAL DISCLOSURE INFORMATION
Cash paid for interest	$-	$-
Cash paid for income taxes	$-	$-
Share-based compensation capitalized in intangible assets	$1,023	$1,480
Retirement of treasury stock	$2,785	$-

Use and Reconciliation of Non-GAAP Financial Measures

Management evaluates the financial performance of our business on a variety of key indicators, including non-GAAP metrics of adjusted EBITDA, adjusted EBITDA margin, adjusted gross profit and adjusted gross margin. Adjusted EBITDA is a financial measure equal to net income (loss), the most directly comparable financial measure based on GAAP, excluding interest (income) expense, net, depreciation and amortization, share-based compensation expense, gain on extinguishment of debt, litigation costs and write-off of long-lived assets and others, as noted in the tables below. We define adjusted EBITDA margin as adjusted EBITDA as a percentage of revenue. We define adjusted gross profit as revenue less cost of revenue (exclusive of depreciation and amortization), and adjusted gross margin as adjusted gross profit as a percentage of revenue.

	Three Months Ended September 30,		Nine Months Ended September 30,
(In thousands)	2021	2020	2021	2020
Net income (loss)	$1,256	$(925)	$2,439	$(4,938)
Interest (income) expense, net	(1)	7	8	(24)
Depreciation and amortization	1,345	1,118	3,933	3,020
Share-based compensation expense	986	1,853	5,197	6,416
Gain on extinguishment of debt	-	-	(2,175)	-
Litigation costs	-	-	126	-
Write-off of long-lived assets and others	34	35	95	252
Adjusted EBITDA	$3,620	$2,088	$9,623	$4,726
Revenue	$11,668	$9,267	$32,764	$25,623

Net income (loss) margin	11%	(10%)	7%	(19%)
Adjusted EBITDA margin	31%	23%	29%	18%

The following is a reconciliation of gross profit, the most directly comparable GAAP financial measure, to adjusted gross profit:

	Three Months Ended September 30,		Nine Months Ended September 30,
(In thousands)	2021	2020	2021	2020
Revenue	$11,668	$9,267	$32,764	$25,623
Cost of revenue (exclusive of depreciation and amortization)	(2,787)	(2,703)	(8,268)	(8,582)
Depreciation and amortization of intangible assets	(1,288)	(1,063)	(3,763)	(2,847)
Gross profit	7,593	5,501	20,733	14,194
Depreciation and amortization of intangible assets	1,288	1,063	3,763	2,847
Adjusted gross profit	$8,881	$6,564	$24,496	$17,041

Gross margin	65%	59%	63%	55%
Adjusted gross margin	76%	71%	75%	67%

In order to assist readers of our condensed consolidated financial statements in understanding the operating results that management uses to evaluate the business and for financial planning purposes, we present non-GAAP measures of adjusted EBITDA, adjusted EBITDA margin, adjusted gross profit and adjusted gross margin as supplemental measures of our operating performance. We believe they provide useful information to our investors as they eliminate the impact of certain items that we do not consider indicative of our cash operations and ongoing operating performance. In addition, we use them as an integral part of our internal reporting to measure the performance and operating strength of our business.

We believe adjusted EBITDA, adjusted EBITDA margin, adjusted gross profit and adjusted gross margin are relevant and provide useful information frequently used by securities analysts, investors and other interested parties in their evaluation of the operating performance of companies similar to ours and are indicators of the operational strength of our business. We believe adjusted EBITDA eliminates the uneven effect of considerable amounts of non-cash depreciation and amortization, share-based compensation expense and the impact of other non-recurring items, providing useful comparisons versus prior periods or forecasts. Adjusted EBITDA margin is calculated as adjusted EBITDA as a percentage of revenue. Our adjusted gross profit is a measure used by management in evaluating the business’ current operating performance by excluding the impact of prior historical costs of assets that are expensed systematically and allocated over the estimated useful lives of the assets, which may not be indicative of the current operating activity. Our adjusted gross profit is calculated by using revenue, less cost of revenue (exclusive of depreciation and amortization). We believe adjusted gross profit provides useful information to our investors by eliminating the impact of non-cash depreciation and amortization, and specifically the amortization of software developed for internal use, providing a baseline of our core operating results that allow for analyzing trends in our underlying business consistently over multiple periods. Adjusted gross margin is calculated as adjusted gross profit as a percentage of revenue.

Adjusted EBITDA, adjusted EBITDA margin, adjusted gross profit and adjusted gross margin are not intended to be performance measures that should be regarded as an alternative to, or more meaningful than, financial measures presented in accordance with GAAP. The way we measure adjusted EBITDA, adjusted EBITDA margin, adjusted gross profit and adjusted gross margin may not be comparable to similarly titled measures presented by other companies, and may not be identical to corresponding measures used in our various agreements.

SUPPLEMENTAL METRICS

The following metrics are intended as a supplement to the financial statements found in this release and other information furnished or filed with the SEC. These supplemental metrics are not necessarily derived from any underlying financial statement amounts. We believe these supplemental metrics help investors understand trends within our business and evaluate the performance of such trends quickly and effectively. In the event of discrepancies between amounts in these tables and the Company's historical disclosures or financial statements, readers should rely on the Company's filings with the SEC and financial statements in the Company's most recent earnings release.

We intend to periodically review and refine the definition, methodology and appropriateness of each of these supplemental metrics. As a result, metrics are subject to removal and/or changes, and such changes could be material.

	(Unaudited)
(Dollars in thousands)	Q4'19	Q1'20	Q2'20	Q3'20	Q4'20	Q1'21	Q2'21	Q3'21
Customer metrics
idiCORE - billable customers(1)	5,064	5,326	5,375	5,758	5,726	5,902	6,141	6,314
FOREWARN - users(2)	30,577	36,506	40,857	44,927	48,377	58,831	67,578	74,377
Revenue metrics
Contractual revenue %(3)	66%	69%	79%	68%	77%	80%	81%	80%
Revenue attrition %(4)	6%	8%	11%	10%	11%	7%	6%	5%
Revenue from new customers(5)	$1,018	$1,417	$916	$726	$877	$967	$929	$876
Base revenue from existing customers(6)	$6,690	$6,629	$5,047	$5,797	$6,678	$7,351	$8,354	$9,187
Growth revenue from existing customers(7)	$1,342	$1,254	$1,093	$2,744	$1,408	$1,899	$1,596	$1,605
Platform financial metrics
Platform revenue(8)	$7,651	$8,109	$6,856	$8,968	$8,603	$9,813	$10,588	$11,296
Cost of revenue (exclusive of depreciation and amortization)	$2,431	$2,498	$2,428	$2,489	$2,448	$2,488	$2,529	$2,525
Adjusted gross margin	68%	69%	65%	72%	72%	75%	76%	78%
Services financial metrics
Services revenue(9)	$1,399	$1,191	$200	$299	$360	$404	$291	$372
Cost of revenue (exclusive of depreciation and amortization)	$983	$794	$159	$214	$246	$273	$191	$262
Adjusted gross margin	30%	33%	21%	28%	32%	32%	34%	30%
Other metrics
Employees - sales and marketing	51	51	53	52	53	56	57	49
Employees - support	7	8	8	9	9	9	9	10
Employees - infrastructure	11	13	12	12	14	15	16	16
Employees - engineering	23	26	27	27	32	31	33	35
Employees - administration	16	15	14	15	18	16	19	20

(1) We define a billable customer of idiCORE as a single entity that generated revenue in the last three months of the period. Billable customers are typically corporate organizations. In most cases, corporate organizations will have multiple users and/or departments purchasing our solutions, however, we count the entire organization as a discrete customer.

(2) We define a user of FOREWARN as a unique person that has a subscription to use the FOREWARN service as of the last day of the period. A unique person can only have one user account.

(3) Contractual revenue % represents revenue generated from customers pursuant to pricing contracts containing a monthly fee and any additional overage divided by total revenue. Pricing contracts are generally annual contracts or longer, with auto renewal.

(4) Revenue attrition is defined as the revenue lost as a result of customer attrition, net of reinstated customer revenue. It excludes expansion revenue and revenue from FOREWARN. Revenue is measured once a customer has generated revenue for six consecutive months. Revenue is considered lost when all revenue from a customer ceases for three consecutive months; revenue generated by a customer after the three-month loss period is defined as reinstated revenue. Revenue attrition percentage is calculated on a trailing twelve-month basis, the numerator of which is the revenue lost during the period due to attrition, net of reinstated revenue, and the denominator of which is total revenue based on an average of total revenue at the beginning of each month during the period.

(5) Revenue from new customers represents the total monthly revenue generated from new customers in a given period. A customer is defined as a new customer during the first six months of revenue generation.

(6) Base revenue from existing customers represents the total monthly revenue generated from existing customers in a given period that does not exceed the customers' trailing six-month average revenue. A customer is defined as an existing customer six months after their initial month of revenue.

(7) Growth revenue from existing customers represents the total monthly revenue generated from existing customers in a given period in excess of the customers' trailing six-month average revenue.

(8) Platform revenue consists of both contractual and transactional revenue generated from our technology platform, CORE. It includes all revenue generated through our idiCORE and FOREWARN solutions. The cost of revenue, which consists primarily of data acquisition costs, remains relatively fixed irrespective of revenue generation.

(9) Services revenue consists of transactional revenue generated from our idiVERIFIED service. The cost of revenue, which consists primarily of third-party servicer costs, is variable.

Investor Relations Contact:
Camilo Ramirez
Red Violet, Inc.
561-757-4500
ir@redviolet.com